Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Savara Inc. of our reports dated March 12, 2020, relating to the consolidated financial statements and to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Savara Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ RSM US LLP

Austin, Texas

April 17, 2020